Exhibit 23O

                              THE PENN STREET FUNDS
                               MULTIPLE CLASS PLAN

                                DECEMBER 10, 2003

     1. THE PLAN. This Plan is the written multiple class plan for each series (individually a "Fund," and collectively, the "Funds") of The Penn Street Funds, Inc. (the "Company") permitted by the Rule (as defined below), for Citco-Quaker Funds Distributor, Inc. (the "Distributor"), the general distributor of shares of the Funds and for Citco-Quaker Fund Advisors, Inc. (the "Advisor"), the investment advisor of the Funds. This Plan is the written plan contemplated by Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to which the Funds may issue multiple classes of shares. The terms and provisions of this Plan shall be interpreted and defined in a manner consistent with the provisions and definitions contained in the Rule.

     2. SIMILARITIES AND DIFFERENCES AMONG CLASSES. Each Fund offering shares of more than one class agrees that each class of that Fund: (1)(i) shall have any service plan or distribution and service plan ("12b-1 Plan") apply separately to any class whose shares are subject to such Plan, and such class shall pay all of the expenses incurred pursuant to that arrangement; and (ii) may pay a different share of expenses ("Class Expenses") if such expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than that of other classes; (2) shall have exclusive voting rights on any matters that relate solely to that class's arrangements, including without limitation voting with respect to a 12b-1 Plan for that class; (3) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; (4) may have a different arrangement for shareholder services, including different sales charges, redemption fees, sales charge waivers, purchase and redemption features, exchange privileges, loan privileges, the availability of certificated shares and/or conversion features; and (5) shall have in all other respects the same rights and obligations as each other class. Class Expenses are those expenses specifically attributable to the particular class of shares, namely (a) 12b-1 Plan fees, (b) transfer and shareholder servicing agent fees and administrative service fees, (c) shareholder meeting expenses, (d) SEC registration fees, and (e) any other incremental expenses subsequently identified that should be allocated to one class which shall be approved by a vote of that Fund's Board of Directors, Trustees or Managers (the "Directors"). Expenses identified in Items (c) through (e) may involve issues relating either to a specific class or to the entire Fund; such expenses constitute Class Expenses only when they are attributable to a specific class. Because Class Expenses may be accrued at different rates for each class of a single Fund, dividends distributable to shareholders and net asset values per share may differ for shares of different classes of the same Fund.

     3. ALLOCATIONS OF INCOME, CAPITAL GAINS AND LOSSES AND EXPENSES. The methodologies and procedures for allocating expenses, as set forth in the most current version of the report captioned "Methodology for Net Asset Value (NAV) and Dividend and Distribution Determinations for Oppenheimer Funds with Multiple Classes of Shares" are approved. Income, realized and unrealized capital gains and losses, and expenses of each Fund other than Class Expenses allocated to a particular class shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of that Fund, except as follows: for Funds, if any, operating under 1940 Act Rule 2a-7, and for other Funds that declare dividends from net investment income on a daily basis, such allocations shall be made on the basis of relative net assets (settled shares) [net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable] in relation to the net assets of that Fund.

     4. EXPENSE WAIVERS AND REIMBURSEMENTS. From time to time the Advisor or the Fund's transfer and shareholder servicing agent may voluntarily undertake to (i) waive any portion of the management fee and/or transfer and shareholder servicing agent fees charged to a Fund, and/or (ii) reimburse any portion of the expenses of a Fund or of one or more of its classes, but is not required to do so

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or to continue  to do so for any period of time.  The  Advisor  shall  provide a quarterly report to the Directors of Fund expense reimbursements to disclose any reimbursements that are not equal for all classes of the same Fund.

     5. CONVERSIONS OF SHARES. Any Fund may offer a conversion feature whereby shares of one class ("Purchase Class Shares") will convert automatically to shares of another class ("Target Class Shares") of that Fund, after being held for a requisite period ("Matured Purchase Class Shares"), pursuant to the terms and conditions of that Fund's Prospectus and/or Statement of Additional Information. Such terms and conditions may provide for that time period to vary for Purchase Class Shares (i) afforded different shareholder privileges or other features, (ii) issued by different Funds, and/or (iii) issued on different dates. Upon conversion of Matured Purchase Class Shares, all Purchase Class Shares of that Fund acquired by reinvestment of dividends or distributions of such Matured Purchase Class Shares shall also be converted at that time. Purchase Class Shares will convert into Target Class Shares of that Fund on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee or other charge. The conversion feature shall be offered for so long as (i) the expenses to which Target Class Shares of a Fund are subject, including payments authorized under that Fund's Target Class 12b-1 plan, are not higher than the expenses of Purchase Class Shares of that Fund, including payments authorized under that Fund's Purchase Class 12b-1 plan;
(ii) there continues to be available a ruling from the Internal Revenue Service ("IRS") revenue procedure or other IRS ruling or regulation, or an opinion of counsel or of an opinion of an auditing firm serving as tax adviser, to the effect that the conversion of Purchase Class Shares to Target Class Shares does not constitute a taxable event for the holder; and (iii) if shareholders of Target Class Shares of a Fund, but not shareholders of Purchase Class Shares of that Fund, approve any increase in expenses allocated to the Target Class for shareholder services or distribution (including payments authorized under that Fund's Target Class 12b-1 plan), that Fund will establish a new class of shares ("New Target Class Shares") and shall take such other action as is necessary to provide that existing Purchase Class Shares are exchanged or converted into New Target Class Shares, identical in all material respects to Target Class Shares as they existed prior to implementation of the proposal to increase expenses, no later than the date such shares previously were scheduled to convert into Target Class Shares.

     6. DISCLOSURE. The classes of shares to be offered by each Fund, and the initial, asset-based or contingent deferred sales charges and other material distribution arrangements with respect to such classes, shall be disclosed in the prospectus and/or statement of additional information used to offer that class of shares. Such prospectus or statement of additional information shall be supplemented or amended to reflect any change(s) in classes of shares to be offered or in the material distribution arrangements with respect to such classes.

     7. INDEPENDENT AUDIT. The methodology and procedures for calculating the net asset value, dividends and distributions of each class shall be reviewed by an independent auditing firm (the "Expert"). At least annually, the Expert, or an appropriate substitute expert, will render a report to the Funds on policies and procedures placed in operation and tests of operating effectiveness as defined and described in SAS 70 of the AICPA.

     8. OFFERS AND SALES OF SHARES. The Distributor will maintain compliance standards as to when each class of shares may appropriately be sold to particular investors, and will require all persons selling shares of the Funds to agree to conform to such standards.

     9. RULE 12b-1 PAYMENTS. The Treasurer of each Fund shall provide to the Directors of that Fund, and the Directors shall review, at least quarterly, the written report required by that Fund's 12b-1 Plan, if any. The report shall include information on (i) the amounts expended pursuant to the 12b-1 Plan, (ii) the purposes for which such expenditures were made and (iii) the amount of the Distributor's unreimbursed distribution costs (if recovery of such costs in future periods is permitted by that 12b-1 Plan), taking into account 12b-1 Plan payments and contingent deferred sales charges paid to the Distributor.

     10. CONFLICTS. On an ongoing basis, the Directors of the Funds, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Funds for the existence of any material conflicts among the interests of the classes. The Advisor and the Distributor will be responsible for reporting

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any potential or existing  conflicts to the  Directors.  In the event a conflict arises, the Directors shall take such action as they deem appropriate.

     11. EFFECTIVENESS AND AMENDMENT. This Plan takes effect for each Fund as of the date above. This Plan has been approved by a majority vote of the Board of the Company and the Company's Board members who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements relating to the Plan (the "Independent Trustees") for the purpose of voting on this Plan. Prior to that vote, the Board was furnished with the methodology used for net asset value and dividend and distribution determinations for the Funds. The Board determined that the Plan as proposed, including the expense allocation, is in the best interests of each Fund as a whole and to each class of each Fund individually.

     Prior to any material amendment to the Plan, the Board shall request and evaluate, and the Distributor shall furnish, such information as may be reasonably necessary to evaluate such amendment, and a majority of the Board and its Independent Directors shall find that the Plan as proposed to be amended, including the expense allocation, is in the best interest of each class, each Fund as a whole and each class of each Fund individually.

                                        ------------------------
                                        Maria McGarry, Secretary